Exhibit 99.04

DataMEG Corp. Releases Overview Of North Electric Company, Inc.
Business Focus

FRIDAY, DECEMBER 21, 2001 11:21 AM
 - Internet Wire

CHARLOTTE, NC, Dec 21, 2001 (INTERNET WIRE via COMTEX) -- DataMEG
Corp. (DTMG)

DataMEG Corp (DTMG) , announced today that further detail on North Electric Company, Inc., DataMEG Corp.'s merger partner, could now be accessed at www.northelectriccompany.com. The information package includes a company introduction, business opportunity discussion, market sizing specifics, and business strategy. The career biographies and achievements of the company's principals are also available at the website.

Key players in North Electric Company, Inc. previously started a company in the late 1980's that developed and brought to market critical test and monitoring products that supported the introduction of SS7 technology used by all major U.S. telephone companies. They successfully established a leadership position within the communications industry, the market position and technologies they developed becoming the cornerstone of one of the most successful SS7 equipment companies in the 1990's. This business today generates annual revenues in excess of $300M.

"Since successfully leveraging the introduction of SS7 in the mid-80's, I have been looking for the next technology which would have the same sweeping impact on the communications industry as SS7." said Rex Hester, Chairman and CEO of North Electric Company, Inc. "I believe that introduction of IP-based dynamic routing protocols into established, profitable carrier-class networks, which is currently in its early stages, represents just such an opportunity."

Mr. Hester continued, "The Company recognizes that the dramatic changes caused by the Internet across the communications landscape in the past five years, have significantly changed the business models of many industries and have established new expectations among users of communications networks. The general lack of reliable, predictable, carrier-class performance has prevented adoption of IP networking for high-revenue, high-margin business services, rendering IP networks unprofitable for the vast majority of service providers. North Electric Company, Inc. plans to bring to market innovative test and monitoring solutions which will enable the major carriers to market their IP services with full confidence of delivering the coveted 99.999% service availability found today only in their traditional telephone networks."

"Based on our prior successful endeavors, we have unique access to, and strong credibility with, decision-makers at many major communications companies," said Hester. "I believe we can leverage this credibility to establish partnerships with a number of the dominant players in our industry. This will provide the Company with ready channels to market, as well as the opportunity for revenue realization in early 2002. The test and monitoring opportunity reflected in our current business plan is just the beginning of our vision for where we plan to take this company, in the next decade."

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of
Section 21E of the Securities and Exchange Act of 1934, as amended that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as ``expect,'' ``anticipate,'' ``could,'' "would," "will," and ``may'' and other words of similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements herein. Such factors and risks include the successful completion of the CAS technology development, the successful completion of projects underway at North Electric Company and the business conditions and growth in related areas of telecommunications, wireless and digital transmission areas, and in the economy in general. Competitive factors include the rapid pace of alternative technology advancements and the Company's ability to gain market acceptance of its evolving products. Other risks may be detailed from time to time in our filings with the Securities and Exchange Commission. Neither DataMEG Corp. nor its subsidiaries undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:           Ron Dove
                   704-849-7690